Exhibit 7.1
                               THIRD CAPITAL, LLC

                                   NINTH FLOOR
                                314 CHURCH STREET
                           NASHVILLE, TENNESSEE 37201
                                FAX: 615.255.3190
                                  615.255.3199


                 Agreement Re: Investment in Major Realty Corp.
                 ----------------------------------------------


This Agreement dated as of December 1, 1997, is executed by and between Third Capital, LLC ("Third Capital") and PAG Parnters, L. P. ("PAG") regarding the acquisition of an investment position in Major Realty Corp., a publicly traded corporation (the "Company").

NOW THEREFORE, in consideration of good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. To the extent that PAG, either directly or indirectly through one or more of its affiliated entities makes an investment in the Company, through the purchase of stock in the Company or otherwise, then PAG shall pay Third Capital:
(i) an amount equal to two percent (2%) of PAG's investment in the Company; such amount to be paid immediately as the Company's stock is acquired by PAG, and
(ii) an amount equal to twenty percent (20%) of the profits, if any, PAG realizes on such investment after PAG has received a nine percent (9%) annual, non-compounded preferential return on such investment.

For purposes of subparagraph (i) above, the amount of PAG's investment shall be determined by the aggregate amount of cash paid and/or the fair market value of other consideration given, in exchange for securities of the Company.

2. PAG shall pay Third Capital any and all direct costs incurred by Third Capital in assisting PAG with the evaluation, negotiation or closing of an investment in the Company, provided, however, the aggregate amount of such costs shall not exceed $5,000.00 without the express written consent of PAG; such amounts to be paid immediately as Third Capital incurs such direct costs.

3. PAG hereby grants to Third Capital the right to acquire 100 shares of the Company at a price equal to $1.00 per share; such right to expire on January 1, 1999, unless Third Capital purchases such shares from PAG prior to such date.

4. The term of this agreement shall be for a period of 1 year from the date hereof and shall survive thereafter until such time as PAG no longer has an investment in the Company.

5. The parties agree that the normal rules of construction interpreting documents against the drafter thereof shall not apply to this agreement. Provided, further, the parties agree that this document shall be governed by the laws of the State of Tennessee.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date indicated above.


                                    PAG Partners, L. P., a Tennessee limited partnership

                                    By: PAG Corp, a Tennessee corporation
                                       ----------------------------------
                                        Its General Partner

                                          By: /s/ C. L. Jarratt
                                             ----------------------------
                                              C. L. Jarratt, President

                                          Attest: /s/ J. A. Jarratt
                                                 ------------------------
                                                  J.A. Jarratt, Secretary


                                    THIRD CAPITAL, LLC, a Tennessee limited
                                    liability company

                                    By: /s/ C. L. Jarratt
                                       ----------------------------------
                                        C. L. Jarratt, Chief Manager

                                    Attest: /s/ James G. Lewis
                                           ------------------------------
                                           James G. Lewis, Secretary












                                       2